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                                                                Exhibit 10.1.9

            DESCRIPTION OF TERMS OF EMPLOYMENT OF FRANK E. BRICK

    As Registrant's Chief Executive Officer, Mr. Brick will receive a base salary of $750,000 per year for the three fiscal years ending March 31, 2000.
 In addition to his base salary, he will be entitled to receive incentive bonuses under Registrant's 1997 Section 162(m) Performance-Based Compensation Plan for Mr. Brick (as further described below, the "Performance Plan"), provided that such bonuses are approved by Registrant's stockholders in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the regulations and interpretations promulgated thereunder (collectively, "Section 162(m)"), prior to the payment thereof. Registrant will obtain at least $5 million in "split-dollar" universal life insurance on Mr. Brick to be owned and the premiums therefor paid by Registrant, with the death benefit remaining after a return to Registrant of the premiums paid being payable to Mr. Brick's designated beneficiaries; provided that Mr. Brick remains in Registrant's employ until age 60, then, upon his retirement, Registrant will be obligated to make 15 years of deferred salary continuation payments to him, from, but only from, the cash value of such policies, at such annual rate as the policies' investment earnings experience, as reflected in their then cash value, will support. In addition to the "split-dollar" arrangements, Mr. Brick or his estate is entitled to the same disability and death benefits as are extended by Registrant to its executive employees generally. If Mr. Brick's employment is terminated by Registrant for other than "cause", Registrant will pay a severance benefit to him at a rate equal to his base salary for the greater of 24 months or his remaining employment term, as well as his basic medical insurance premiums for 18 months. A resignation by Mr. Brick following any demotion from his current offices, change in responsibilities or relocation will be deemed a termination by Registrant without "cause" entitling him to the foregoing severance and insurance benefits. Mr. Brick is also entitled to the severance benefit if his employment agreement expires without renewal or extension. In the event that a "change in control" of Registrant occurs of a nature which Registrant would be required to report in its filings with the Securities and Exchange Commission (including, without limitation, (a) the acquisition by any person, entity or group of beneficial ownership of 15% or more of the combined voting power of Registrant's securities in the election of directors, (b) liquidation of all or substantially all of Registrant's assets or a merger, consolidation or reorganization in which Registrant's stockholders prior to the transaction so not own at least 50% of the voting power in the surviving entity, (c) the current directors of Registrant, or persons approved by them to succeed them, ceasing to constitute at least a majority of Registrant's Board of Directors; provided that any of such foregoing events shall not constitute a "change in control" if it is approved by the affirmative vote of the directors described in clause (c)), Mr. Brick has the right within 30 days of such event to elect to terminate his employment; upon such election, Mr. Brick is entitled to a termination payment from Registrant equal to 2.99 times his base salary and, to the extent that such payment and/or any other payments which he has the right to receive from Registrant would constitute, alone or in the aggregate, an "excess parachute payment" under Section 280G of the Internal Revenue Code, payment by Registrant of any excise tax imposed on such payments and any taxes due as the result of Registrant's payment of such excise tax and other taxes, as well as the acceleration of the vesting of all then outstanding stock option grants and restricted stock awards and the ability to exercise all of his stock options for their full original terms.

     The Performance Plan was adopted by the Performance-Based Compensation Committee of Registrant's Board of Directors (the "162(m) Committee"), and is being submitted to Registrant's stockholders for their approval at Registrant's September 10, 1997 Annual Meeting, in order to qualify the compensation payable to Mr. Brick thereunder as

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"performance-based compensation" under Section 162(m) and thereby maximize
the deductibility thereof by Registrant.   The Performance Plan provides for
the payment of the following compensation to Mr. Brick upon the achievement of the respective specified performance objectives:

          OPERATING EARNINGS PERFORMANCE: Prior to the beginning of the applicable fiscal year (or at such other date as may be permitted or required under Section 162(m)), the 162(m) Committee determines an operating earnings target for Registrant for performance-based compensation purposes for the upcoming fiscal year. If Registrant meets at least 90% but less than 100% of the target, then Mr. Brick receives a cash bonus of $125,000, or if Registrant meets 100% of the target, then he receives a cash bonus of $250,000. In addition, he will receive a further cash bonus equal to eight percent of all operating earnings in excess of the target for each fiscal year.

          STOCK PRICE PERFORMANCE: Mr. Brick is entitled to receive a payment equal to one and one half percent of Registrant's market capitalization value at March 31, 2000 based on the 30 trading day average last sales price of Registrant's common stock, in excess of a market capitalization based on an average share price of $26 up to a market capitalization based on an average share price of $35, and two percent of the market capitalization in excess of that based on an average share price of $35. If the performance objectives for this Stock Price Performance component of the Performance Plan have already been achieved as of the time of any election (as discussed above) by Mr. Brick to terminate his employment following a "change in control", he will be entitled to receive the amount earned with respect to this Stock Price Performance component.

The foregoing summary of the Performance Plan is qualified by reference to the full test of the Performance Plan included as Annex I to this Exhibit 10.1.9.








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                                                                         ANNEX I

                               TELXON CORPORATION
                      1997 SECTION 162(m) PERFORMANCE-BASED
                                COMPENSATION PLAN


      1.   PURPOSE

      The Purpose of this Plan is to provide incentives to Telxon Corporation's (the "Company") President and Chief Executive Officer (the "Executive") to achieve financial performance objectives and to reward the Executive when those objectives are met. The Plan is intended to ensure that all performance-based compensation paid to the Executive is deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and interpretations promulgated thereunder (the "Code").

      2.   COVERED INDIVIDUAL

      The individual who is the President and Chief Executive Officer of the Company at April 1, 1997 is eligible to receive performance-based compensation in accordance with this Plan.

      3.   THE COMMITTEE

      The Company's Board of Directors shall form a committee comprised of solely two or more outside Directors as required under Code Section 162(m). The committee shall have the sole discretion and authority to administer and interpret this Plan. All performance goals will be preestablished by the committee in writing not later than ninety (90) days after the commencement of the period of service to which the performance goals relate, and prior to such time that twenty-five percent (25%) of the period of service has elapsed. No performance-based compensation shall be paid unless and until the committee certifies in writing that the performance goals of this Plan have been satisfied. The committee may amend or terminate this Plan at any time with respect to future services of the Executive, and such amendments or termination will require stockholder approval only to the extent required by applicable law, and in order to maintain the deductibility of the performance-based compensation under Code Section 162(m).

       4.   PERFORMANCE-BASED COMPENSATION AND BUSINESS CRITERIA

            A. Upon the Company's release of earnings following the completion of each fiscal year, the Executive shall be entitled to receive Two Hundred Fifty Thousand Dollars ($250,000) if the Company meets the operating earnings target established by the committee for the fiscal year then ended, or One Hundred Twenty-Five Thousand Dollars ($125,000) if the Company meets at least ninety percent (90%) but less than one hundred percent (100%) of that target.

             B. Upon the Company's release of earnings following the completion of each fiscal year, the Executive shall be entitled to receive an amount in cash equal to eight percent (8%) of the Company's operating earnings in excess of its operating earnings target established by the committee for that fiscal year.

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             C.   If the average of the last sale price of shares of the
         Company's common stock on the quotation system or exchange which is the principal trading market of the shares, calculated over the thirty
         (30) consecutive trading days for which a sale price was reported immediately preceding, but not including, April 1, 2000 (the "Average Share Value"), is higher than Twenty-Six Dollars ($26) per share, then the Executive shall be entitled, as of and at April 1, 2000, to receive a payment (in share of the Company's common stock and/or cash within the discretion of the committee) calculated as follows:

               1. an amount equal to one and one-half percent (1-1/2%) of the market capitalization value of the Company in excess of that based on an Average Share Value of Twenty-Six Dollars ($26) up to Thirty-Five Dollars ($35); and

               2. an amount equal to two percent (2%) of the market capitalization value of the Company in excess of that based on an Average Share Value of Thirty-Five Dollars ($35).

          Market capitalization value shall be determined by multiplying the Average Share Value by the total number of shares of the Company's common stock which are issued and outstanding on March 31, 2000.

          5.   GENERAL

          The establishment of this Plan shall not confer any rights upon the Executive or any other person, whether for continuation of employment or otherwise. The laws of the State of Ohio will govern any legal dispute involving the Plan.









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